Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration Statement No. 333-201275) of USD Partners LP of our report dated July 18, 2014, except with respect to Note 3, as to which the date is March 30, 2015, relating to our audit of the consolidated financial statements of the predecessor to USD Partners LP for the year ended December 31, 2013, included in this Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ UHY LLP

Farmington Hills, Michigan
March 10, 2016